Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Record Fourth Quarter and Year-End 2015 Results

Guest Focused Initiatives Continue to Drive Performance

2015 Adjusted EBITDA Increases 15.6%

2015 Diluted Earnings per Share Increase 60.6%

2015 Free Cash Flow Grows 72.2%

LEAWOOD, KANSAS - (February 29, 2016) — AMC Entertainment Holdings, Inc. (“AMC” or “the Company”), one of the world’s leading theatrical exhibition companies and an industry leader in innovation and operational excellence, today reported results for the fourth quarter and year ended December 31, 2015.

Highlights for the fourth quarter 2015 include the following:

•                  Total revenues grew approximately 10.1% to fourth quarter record $783.9 million compared to total revenues of $712.2 million for the three months ended December 31, 2014.

•                  Admissions revenues increased approximately 8.4% to a fourth quarter record $498.7 million compared to $460.3 million for the same period. Average ticket price increased 2.4% to a fourth quarter record $9.77, and attendance grew 5.8% to more than 51 million guests.

•                  Food and beverage revenues grew approximately 12.5% to a fourth quarter record $242.3 million, compared to $215.3 million for the quarter ended December 31, 2014. Food and beverage revenues per patron increased 6.5% to $4.75, representing the highest in the history of the Company.  As previously disclosed, in the prior year’s fourth quarter, the Company recorded a $5.1 million tax refund that benefited food and beverage revenues and did not recur this quarter.  Excluding the benefit of the tax refund, fourth quarter 2014 food and beverage revenues were $210.2 million, and food and beverage revenue growth for the fourth quarter 2015 improved to 15.3%, while food and beverage revenues per patron growth improved to 8.9%.

•                  Adjusted EBITDA(1) increased approximately 10.0% to a fourth quarter record $154.0 million compared to $140.1 million for the three months ended December 31, 2014 and Adjusted EBITDA Margin(1) of 19.7%, was unchanged from the year ago period. Excluding the benefit of the $5.1 million tax refund mentioned previously, fourth quarter 2014 Adjusted EBITDA and Adjusted EBITDA Margin were approximately $135.0 million and 19.1% respectively, and Adjusted EBITDA growth for the fourth quarter 2015 improved to 14.1% while Adjusted EBITDA Margin improved 60 basis points from 19.1% to 19.7%.

•                  Net earnings grew 39.6% to $41.6 million and diluted earnings per share grew 40.0% to $0.42 compared to the three months ended December 31, 2014.  During the fourth quarter, AMC amended and extended its Senior Secured Credit Facility Term Loan due 2020 and completed the redemption of the remaining aggregate principal amounts of its 9.75% Senior Subordinated Notes due 2020.  As a result, the Company incurred $1.4 million of financing costs that reduced net earnings by approximately $0.9 million, or approximately $0.01 per diluted share. Taking into account the financing costs and the benefit from the $5.1 million tax refund in the prior year’s fourth quarter, adjusted diluted earnings per share(1) for the three months ended December 31, 2015 grew 59.3% to $0.43 per share.

•                  As previously announced, during the fourth quarter, we completed the acquisition of Starplex Cinemas for approximately $173 million.  The transaction broadened AMC’s footprint and complements the Company’s large market portfolio by adding 33 theatres with 346 screens in 12 states, primarily in small and mid-size markets.

“The fourth quarter of 2015 was another strong quarter for AMC and a great finish to the year, as an unyielding focus on improving the guest experience continued to set records, drive attendance, and generate double-digit Adjusted EBITDA and diluted EPS growth,” said Adam Aron, AMC chief executive officer and president. “Additionally, in my view, there is opportunity aplenty for AMC that transcends resting on the successes of the past.  We believe that there are a wealth of additional initiatives available to AMC in marketing, operations and technology that can further drive earnings growth and the creation of long term shareholder value.”

Highlights for the year ended 2015 include the following:

•                  Total revenues increased 9.3% to a record $2,946.9 million compared to total revenues of $2,695.4 million for the year ended December 31, 2014.

•                  Admissions revenues grew 7.2% to a record $1,892.0 million compared to $1,765.4 million for the 12 months ended December 31, 2014. Average ticket price increased 1.9% to $9.61 and attendance grew 5.2% to nearly 197 million guests.

•                  Food and beverage revenues increased 14.1% to a record $910.1 million, compared to $797.7 million for the year ended December 31, 2014. Food and beverage revenues per patron increased 8.5% to a new annual record of $4.62.

•                  Adjusted EBITDA(1) grew 15.6% to a record $536.5 million compared to $463.9 million for the year ended December 31, 2014 and Adjusted EBITDA Margin(1) was 18.2%, compared to 17.2% for the year ended December 31, 2014.

•                  During 2015, AMC redeemed $600 million aggregate principal amount of its 9.75% Senior Subordinated Notes due 2020 and successfully issued $600 million aggregate principal amount of 5.75% Senior Subordinated Notes due 2025. The effect of the completed refinancing is an expected annual reduction of approximately $24 million in cash interest expense.

•                  Net earnings increased 62.1% to $103.9 million and diluted earnings per share grew 60.6% to $1.06, compared to the year ended December 31, 2014. As a result of the refinancing mentioned above and an amendment and extension of its Senior Secured Credit Facility Term Loan due 2020, the Company incurred $10.7 million of financing costs that reduced net earnings by approximately $6.8 million or approximately $0.07 per diluted share. Also, during 2014, AMC redeemed its 8.75% Senior Notes due 2019.  As a result, the Company recognized financing gains of $8.3 million that increased net earnings by approximately $5.5 million or approximately $0.06 per diluted share. Taking into account the financing gains and losses and the benefit from the $5.1 million tax refund in 2014, adjusted diluted earnings per share(1) for the year ended December 31, 2015 grew 98.2% to $1.13 compared to the same period a year ago.

•                  Free Cash Flow(1) for the year ended December 31, 2015 increased approximately $51 million, or 72.2% to $121.2 million, surpassing $100 million for the first time in Company history.

Commenting on the full year results, Craig Ramsey, executive vice president and chief financial officer said, “From start to finish, 2015 was a record setting year for AMC, as our theatres continue to be among the most productive in the nation.  Importantly, the earnings we have reported today are being converted into strong free cash flow, available for investment in our initiatives and guest centric strategies, as well as potential acquisition opportunities.  We expect to continue that trend by elevating the guest experience to new heights as we seek to build an even stronger bond with our existing guests and introduce the AMC experience to new consumers. As we look ahead to 2016 we expect to continue our growth through disciplined capital allocation while actively managing our operating efficiencies. We believe the future looks very bright at AMC.”

(1) Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 7:30 a.m. CT/8:30 a.m. ET on Monday, February 29, 2016. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.

A podcast and archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE:AMC) is the guest experience leader with 387 locations and 5,426 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago). www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.    These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, execution risks related to the integration of Starplex Cinemas into our business; our ability to achieve expected synergies and performance from our acquisition of Starplex Cinemas; our ability to realize expected benefits from our acquisition of Starplex Cinemas; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

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(tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 12/31/15 and 12/31/14

(dollars in thousands, except per share data)

(unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues
Admissions	$498,699	$460,253	$1,892,037	$1,765,388
Food and beverage	242,282	215,309	910,086	797,735
Other theatre	42,876	36,593	144,777	132,267

Total revenues	783,857	712,155	2,946,900	2,695,390

Operating costs and expenses
Film exhibition costs	269,563	244,318	1,021,457	934,246
Food and beverage costs	33,174	29,318	128,569	111,991
Operating expense	207,545	186,413	795,722	733,338
Rent	119,018	114,176	467,822	455,239
General and administrative:
Merger, acquisition and transaction costs	808	149	3,398	1,161
Other	16,828	18,543	58,212	64,873
Depreciation and amortization	59,927	55,467	232,961	216,321
Impairment of long-lived assets	1,702	3,149	1,702	3,149

Operating costs and expenses	708,565	651,533	2,709,843	2,520,318

Operating income	75,292	60,622	237,057	175,072
Other expense (income):
Other expense (income)	1,411	53	10,684	(8,344)
Interest expense:
Corporate borrowings	23,379	26,528	96,857	111,072
Capital and financing lease obligations	2,241	2,408	9,231	9,867
Equity in earnings of non-consolidated entities	(15,595)	(9,315)	(37,131)	(26,615)
Investment income	(1,076)	(641)	(6,115)	(8,145)

Total other expense	10,360	19,033	73,526	77,835

Earnings from continuing operations before income taxes	64,932	41,589	163,531	97,237
Income tax provision	23,315	11,770	59,675	33,470

Earnings from continuing operations	41,617	29,819	103,856	63,767
Gain from discontinued operations, net of income taxes	—	—	—	313

Net earnings	$41,617	$29,819	$103,856	$64,080

Diluted earnings per share:
Earnings from continuing operations	$0.42	$0.30	$1.06	$0.65
Gain from discontinued operations	—	—	—	0.01
Diluted earnings per share	$0.42	$0.30	$1.06	$0.66

Adjusted diluted earnings per share (1):
Adjusted earnings from continuing operations	$0.43	$0.27	$1.13	$0.56
Adjusted gain from discontinued operations	—	—	—	0.01
Adjusted diluted earnings per share	$0.43	$0.27	$1.13	$0.57

Average shares outstanding diluted	98,147	97,865	98,029	97,700

Balance Sheet Data (at period end):

(dollars in thousands)

(unaudited)

	As of December 31,
	2015	2014
Cash and equivalents	$211,250	$218,206
Corporate borrowings	1,934,561	1,791,005
Other long-term liabilities	462,626	419,717
Capital and financing lease obligations	101,864	109,258
Stockholders’ equity	1,538,703	1,512,732
Total assets	5,110,085	4,763,732

Other Data:

(in thousands, except operating data)

(unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	258,332	178,712	467,557	297,302
Capital expenditures	(117,849)	(87,766)	(333,423)	(270,734)
Screen additions	11	17	23	29
Screen acquisitions	370	6	410	36
Screen dispositions	14	7	14	33
Construction openings (closures), net	122	(15)	60	(48)
Average screens-continuing operations	4,988	4,874	4,933	4,871
Number of screens operated	5,426	4,947	5,426	4,947
Number of theatres operated	387	346	387	346
Screens per theatre	14.0	14.3	14.0	14.3
Attendance (in thousands)-continuing operations	51,028	48,229	196,902	187,241

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share:

(dollars in thousands, except per share data)

(unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Earnings from continuing operations:	$41,617	$29,819	$103,856	$63,767
Loss (gain) related to redemption of debt, net of related tax effects	904	—	6,784	(5,474)
Non-recurring California tax refund, net of related tax effects	—	(3,345)	—	(3,345)
Earnings from continuing operations, excluding loss (gain) related to redemption of debt and California tax refund, net of related tax effects	$42,521	$26,474	$110,640	$54,948

Average shares outstanding, diluted	98,147	97,865	98,029	97,700
Adjusted diluted earnings per share from continuing operations (1)	$0.43	$0.27	$1.13	$0.56
Diluted earnings per share from continuing operations	$0.42	$0.30	$1.06	$0.65

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net Earnings:	$41,617	$29,819	$103,856	$64,080
Loss (gain) related to redemption of debt, net of related tax effects	904	—	6,784	(5,474)
Non-recurring California tax refund, net of related tax effects	—	(3,345)	—	(3,345)
Net Earnings, excluding loss (gain) related to redemption of debt and California tax refund, net of related taxes	$42,521	$26,474	$110,640	$55,261

Average shares outstanding, diluted	98,147	97,865	98,029	97,700

Adjusted diluted earnings per share (1)	$0.43	$0.27	$1.13	$0.57
Diluted Earnings per share	$0.42	$0.30	$1.06	$0.66

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Earnings from continuing operations	$41,617	$29,819	$103,856	$63,767
Plus:
Income tax provision	23,315	11,770	59,675	33,470
Interest expense	25,620	28,936	106,088	120,939
Depreciation and amortization	59,927	55,467	232,961	216,321
Impairment of long-lived assets	1,702	3,149	1,702	3,149
Certain operating expenses (3)	5,460	3,961	16,773	21,686
Equity in earnings of non-consolidated entities	(15,595)	(9,315)	(37,131)	(26,615)
Cash distributions from non-consolidated entities	9,755	11,485	34,083	35,243
Investment income	(1,076)	(641)	(6,115)	(8,145)
Other expense (income) (4)	1,411	53	10,684	(8,344)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	808	149	3,398	1,161
Stock-based compensation expense (5)	1,103	5,221	10,480	11,293
Adjusted EBITDA (2)	$154,047	$140,054	$536,454	$463,925
Adjusted EBITDA Margin (6)	19.7%	19.7%	18.2%	17.2%

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:

(dollars in thousands)

(unaudited)

	12 Months Ended
	December 31,
	2015	2014

Net cash provided by operating activities	$467,557	$297,302
Plus:
Equity in earnings from equity method investees	(27,528)	(26,513)
Deferred rent (excluding digital equipment rent)	24,227	19,340
Net periodic benefit credit	18,208	3,418
Change in working capital, accruals and other	(4,667)	75,317
General and administrative expense: merger, acquisition and transaction costs	3,398	1,161
Investment Income	(6,115)	(8,145)
Gain from discontinued operations	—	(313)
Capital expenditures (excluding change in construction payables)	(338,813)	(275,090)
Principal payments under Term Loan	(5,813)	(7,750)
Principal payments under capital and financing lease obligations	(7,840)	(6,941)
Principal payments under Promissory Note	(1,389)	(1,389)
Free Cash Flow (7)	$121,225	$70,397

Reconciliation of Adjusted EBITDA to Free Cash Flow:

(dollars in thousands)

(unaudited)

	12 Months Ended
	December 31,
	2015	2014
Adjusted EBITDA (2)	$536,454	$463,925
Minus:
Cash distributions from non-consolidated entities	34,083	35,243
Income taxes, net	5,351	1,084
Cash interest expense	105,286	125,549
Capital expenditures (excluding change in construction payables)	338,813	275,090
Landlord contributions	(83,346)	(59,518)
Principal payments under Term Loan	5,813	7,750
Principal payments under capital and financing lease obligations	7,840	6,941
Principal payments under Promissory Note	1,389	1,389
Free Cash Flow (7)	$121,225	$70,397

(1) We have included adjusted diluted earnings per share from continuing operations, which is diluted earnings per share from continuing operations excluding gains or losses on redemption of debt, net of related tax effects, and a non-recurring California tax refund, net  of related tax effects and adjusted diluted earnings per share, which is diluted earnings per share excluding gains or losses on redemption of debt, net of related tax effects, and a non-recurring California tax refund, net of related tax effects  because we believe it provides investors with a useful industry comparative and they are financial measures used by management to assess our performance.

(2) We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.   Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

• does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

• does not reflect changes in, or cash requirements for, our working capital needs;

• does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

• excludes income tax payments that represent a reduction in cash available to us;  and

• does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(3) Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(4) Other expense for the three months ended December 31, 2015 was due to modification of our Sr Secured Credit Agreement.  Other expense for the twelve months ended December 31, 2015 was due to a net loss on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2020 and modification of our Sr Secured Credit Agreement.  Other income for the  twelve months ended  December 31, 2014 was due to net gains on extinguishment of indebtedness  related to the cash tender offer and redemption of the Notes due 2019.

(5) Non-cash expense included in General and Administrative: Other

(6) We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

(7)  Free Cash Flow is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to cash flows from operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).  We define free cash flow as adjusted EBITDA minus the sum of cash distributions from non-consolidated entities, cash taxes, cash interest, capital expenditures (excluding change in construction payables) net of landlord contributions, mandatory payments of principal under any credit facility and payments under capital lease obligations and financing lease obligations.  This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies. We have included Free Cash Flow as we believe it provides a useful measure of cash flows generated by our operations, and because it is used by management to assess the liquidity of our Company.

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